UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 30, 2006

SRKP 8, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-51477	20-2903562
(Commission File Number)	(IRS Employer Identification No.)

1900 Avenue of the Stars, Suite 310
Los Angeles, California	90067
(Address of Principal Executive Offices)	(Zip Code)

(310) 203-2902
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 30, 2006, SRKP 8, Inc., a Delaware corporation (the “Company”), entered into a Share Exchange Agreement with Kunming Shenghuo Pharmaceutical (Group) Co., Ltd., a company formed under the laws of the People's Republic of China ("Kunming"), and Lan’s Int’l Medicine Investment Co., Limited, a Hong Kong corporation and shareholder holding 93.75% of the securities of Kunming (the "LIMI"), pursuant to which the Company will issue 16,823,950 shares of its common stock to LIMI and/or its designees in exchange for 93.75% of the issued and outstanding shares of Kunming (the “Share Exchange”). The Company also agreed to cancel 2,040,000 shares of common stock prior to the closing of the Share Exchange. Kunming is the parent of three foreign owned companies organized under the laws of the People’s Republic of China.

The consummation of the Share Exchange is subject to certain conditions. Pursuant to the terms of the Agreement, the Company expects there will be approximately 18,603,950 shares of common stock issued and outstanding after giving effect to the transactions contemplated by the Share Exchange Agreement.

The Share Exchange will result in a change-in-control of the Company by LIMI and its shareholders and the assumption of Kunming’s operations and liabilities. In connection with the change-in-control, the Board of Directors and management of Kunming will become the Board of Directors and management of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SRKP 8, INC.

Date: July 10, 2006	By:	/s/ Richard Rappaport
Name: Richard Rappaport Title: President